INTERNATIONAL MUREX TECHNOLOGIES CORPORATION
                COMPUTATIONS OF EARNINGS PER SHARE (1)

                                               THREE MONTHS ENDED       NINE MONTHS ENDED
                                                  SEPTEMBER 30,           SEPTEMBER 30,
                                             ----------------------   --------------------
                                                1997         1996       1997        1996
                                             ----------    --------   ---------   --------

     PRIMARY
     Weighted average shares outstanding
     during the period                           16,510      16,168      16,460     16,164
     Shares issuable upon assumed exercise
     of stock options and warrants, less
     amounts assumed repurchased under
     treasury stock method(2)                     1,269         279       1,221         93
                                             ----------    --------   ---------   --------

     Total common shares and common
     shares equivalents                          17,779      16,447      17,681     16,257
                                             ==========    ========   =========   ========

     Net income (loss)                           $2,565      $1,292      $6,313         $9
                                             ==========    ========   =========   ========

     Primary per share amount                     $0.14       $0.08       $0.36      $0.00
                                             ==========    ========   =========   ========

     FULLY DILUTED(3)
     Total common shares and common
     share equivalents                           17,779      16,447      17,681     16,257
     Additional shares issuable upon
     assumed exercise of stock options
     and warrants, less amounts assumed
     repurchased under treasury stock
     method(2)                                       53         395          93        132
                                             ----------    --------   ---------   --------

     Total                                       17,832      16,842      17,774     16,389
                                             ==========    ========   =========   ========

     Net income (loss)                           $2,565      $1,292      $6,313         $9
                                             ==========    ========   =========   ========

     Fully diluted per share amount               $0.14       $0.08       $0.36      $0.00
                                             ==========    ========   =========   ========


(1) Weighted average share and dollar amounts, except per share amounts, are stated in thousands

(2) Shares issued from assumed exercise of options and warrants include the number of incremental shares which result from applying the "treasury stock method" for options and warrants, APB Opinion No. 15, paragraph 36. The options and warrants are antidilutive in 1995 and are not included in the calculation.

(3)  This calculation is submitted in accordance with 17 CFR
     229.601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.


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